 Exhibit 3.5

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That by resolution of the Board of Directors of ENDRA Inc. (the “Board of Directors”) setting forth a proposed amendment of the Third Amended and Restated Certificate of Incorporation of said corporation, the Board of Directors declared said amendment to be advisable and authorized, approved and adopted said amendment. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the resolution FIRST set forth in the fourth paragraph of the Third Amended and Restated Certificate of Incorporation be deleted in its entirety and the following new resolution be substituted in lieu thereof:

FIRST: “The name of the corporation is: ENDRA Life Sciences Inc. (the “Corporation”).”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, said corporation has caused this certificate to be signed this ___ day of November 2016.

ENDRA Inc.

By:	/s/
Francois Michelon, Chief Executive Officer